EXHIBIT 21.1

Subsidiaries of Globus Medical, Inc.

The following is a list of our subsidiaries as of December 31, 2024, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary as defined by Rule 1-02(w) of Regulation S-X.

Subsidiary	Jurisdiction
GNA - Globus Medical North America LLC	Pennsylvania
Branch Medical Group, LLC	Delaware
NuVasive, LLC	Delaware
NuVasive Technology International Limited	Malta
Simplify Medical Pty. Ltd.	Australia
NuVasive Netherlands B.V.	Netherlands
NuVasive Clinical Services Monitoring Inc.	Delaware
NuVasive Japan K.K.	Japan
NuVasive Specialized Orthopedics, LLC	Delaware
NuVasive Germany GmbH	Germany
NuVasive Italia S.r.l.	Italy
Globus Medical Japan GK	Japan
NuVasive (AUST/NZ) Pty. Ltd.	Australia
Fibriant BV	Netherlands
Transplant Technologies of Texas LTD	Texas
American Neuromonitoring Associates, P.C.	Maryland
Nemaris, Inc.	Delaware
Pacific Neuromonitoring Associates, Inc.	California
KB Medical SA	Switzerland
Globus Medical Ireland LTD	Ireland
Globus Medical Brazil LDTA	Brazil